Exhibit 99.1

Press Release

BayCom Corp Reports 2020 Third Quarter Earnings of $3.2 Million

WALNUT CREEK, CA, October 22, 2020--(Business Wire) BayCom Corp (“BayCom” or the “Company”) (NASDAQ: BCML), the holding company for United Business Bank (the “Bank”), announced earnings of $3.2 million, or $0.27 per diluted share, for the third quarter of 2020 compared to earnings of $3.1 million, or $0.26 per diluted share, for the second quarter of 2020 and $5.6 million, or $0.46 per diluted share, for the third quarter of 2019. BayCom’s second and third quarter earnings reflect the impact of the COVID-19 pandemic resulting in a reduction in business activity in the states BayCom operates. Net income for the third quarter of 2020 compared to the prior quarter increased $130,000, or 4.2%, as a result of a $526,000 increase in noninterest income and a $2.1 million decrease in provision for loans losses, partially offset by a $2.0 million decrease in net interest income and a $620,000 increase in noninterest expense.

The Company had net income of $9.2 million, or $0.76 per diluted common share, for the nine months ended September 30, 2020, compared to $12.7 million, or $1.11 per diluted common share, for the nine months ended September 30, 2019. Net income for the nine months ended September 30, 2020 compared to the same period in 2019 decreased $3.5 million as a result of a $8.4 million increase in noninterest expenses, a $7.2 million increase in the provision for loan losses and a $1.1 million decrease in noninterest income, partially offset by an $11.4 million increase in net interest income and a decrease of $1.8 million in the provision for income taxes. The increase in the provision for loan losses was primarily related to changes in economic conditions related to the COVID-19 pandemic while the decline in noninterest income primarily is due to reduced gain on sales of loans as U.S. Small Business Administration (“SBA”) loans originated for sale and sold have declined because of the pandemic. The increase in net interest income and noninterest expenses were primarily related to acquisition activities in 2019 and the first quarter of 2020. The Company acquired Grand Mountain Bancshares (“GMB”) and its wholly owned subsidiary Grand Mountain Bank in the first quarter 2020, TIG Bancorp (“TIG”) and its wholly owned subsidiary First State Bank of Colorado during the fourth quarter of 2019 and Uniti Financial Corporation (“UFC”) and its wholly owned subsidiary Uniti Bank in the second quarter of 2019. The impact of acquisition-related expenses was $0.18 per diluted share for 2020 and $0.27 per diluted share in 2019.

George Guarini, President and Chief Executive Officer, commented, “During the third quarter of 2020 we continue to monitor and assist our clients and others in our communities to provide support during these difficult times.”

Guarini continued, “Our year to date results continue to be impacted by the COVID-19 pandemic and we anticipate our future results will be further impacted in a number of areas. Our asset quality metrics remain steady, and I was pleased that subsequent to quarter end we received a payoff of $2.3 million related to our largest non-performing commercial real estate loan. We will continue to proactively monitor modified loans and other loans we consider at heightened risk and have added to our allowance for loan losses for probable COVID-19 pandemic related credit weakness although added pressures on asset quality in future quarters may require additional provisions.”

Guarini concluded, “Lastly, I would like to thank our employees who have demonstrated their commitment to our communities by continuing to provide vital banking services and assistance.”

BayCom’s Response to COVID-19

Loan Programs. During the third quarter of 2020, we continued our participation in the SBA Paycheck Protection Program (“PPP”). Through the conclusion of the PPP on August 8, 2020, we have funded 1,359 PPP loans totaling $140.2 million, of 704 PPP loans totaling $57.2 million for new clients. We are preparing to process applications for PPP loan forgiveness beginning in the fourth quarter of 2020 and will continue working with our clients to assist them with accessing other borrowing options, including SBA and other government sponsored lending programs, as appropriate.

Loan Modifications and the Allowance for Loan Losses. We are continuing to offer payment and financial relief programs for borrowers impacted by COVID-19. As of September 30, 2020, we had no new pending requests for payment relief.  Deferred loans are re-evaluated at the end of the initial deferral period and will either return to the original loan terms or be reassessed at that time to determine if a further modification should be granted and if a downgrade in risk rating is appropriate. At September 30, 2020, we had provided payment relief related to COVID-19 on 426 loans totaling $413.9 million, of which 371 loans totaling $335.8 million or 81.1% have resumed their normal loan payments. As of September

30, 2020, 55 loans totaling $78.1 million are under payment relief including 33 loans totaling $61.8 million that have entered into a second payment forbearance agreement. The primary relief for borrowers requesting a second forbearance agreement is to allow interest only payments for up to 180 days. Since these loans were performing loans that were current on their payments prior to the COVID-19 pandemic, these modifications are not considered troubled debt restructurings through September 30, 2020 pursuant to applicable accounting and regulatory guidance.

The Company recorded a provision for loan losses of $2.3 million for the third quarter of 2020, compared to a provision of $4.4 million in the preceding quarter and $479,000 in the third quarter a year ago. The provision for loan losses for the current quarter not only reflects expected loan losses based upon conditions that existed as of September 30, 2020, but also gives consideration to the probable effects of future economic impacts of the COVID-19 pandemic. We believe the steps we are taking are necessary to effectively manage our portfolio and assist our clients through the ongoing uncertainty surrounding the duration, impact and government response to the COVID-19 pandemic.

Branch Operations and Support Personnel. We are continuing to take steps to resume more normal branch activities with specific guidelines in place to ensure the safety of our clients and our personnel. We continuously monitor and conform our practices based on updates from the Center for Disease Control, World Health Organization, Financial Regulatory Agencies, and local and state health departments.

Third Quarter Performance Highlights:

●	Assets totaled $2.3 billion at September 30, 2020, compared to $2.2 billion at June 30, 2020 and $1.8 billion at September 30, 2019. The increase in assets over the last year was primarily due to due to the acquisitions of TIG and GMB.
●	Loans, net of deferred fees, totaled $1.7 billion at September 30, 2020, compared to $1.7 billion at June 30, 2020 and $1.2 billion at September 30, 2019.
●	PPP loans totaled $140.2 million at September 30, 2020, compared to $129.9 million at June 30, 2020 and none at September 30, 2019.
●	Loans modified at September 30, 2020, primarily payment deferrals, related to COVID-19 totaled $78.1 million compared to $411.9 million at June 30, 2020 and none at September 30, 2019.
●	Nonaccrual loans totaled $7.6 million or 0.45% of total loans at September 30, 2020, compared to $8.2 million or 0.48% of total loans at June 30, 2020, and $6.6 million or 0.54% of total loans at September 30, 2019.
●	The allowance for loan losses totaled $15.8 million, or 0.93% of total loans outstanding, at September 30, 2020, compared to $13.5 million, or 0.78% of total loans outstanding, at June 30, 2020, and $6.4 million, or 0.52% of loans outstanding, at September 30, 2019. The provision for losses totaled $2.3 million for the current quarter compared to $4.4 million in the preceding quarter, and $479,000 in the same quarter a year ago.
●	Deposits totaled $1.9 billion at September 30, 2020, compared to $1.9 billion at June 30, 2020 and $1.5 billion at September 30, 2019. At September 30, 2020, noninterest bearing deposits totaled $713.3 million or 37.4% of total deposits, compared to $703.4 million or 37.3% of total deposits at June 30, 2020 and $523.5 million or 34.9% at September 30, 2019.
●	Repurchased 58,648 shares of common stock at an average cost of $11.66 per share under the Company’s stock repurchase programs during the third quarter of 2020, compared to 451,978 shares repurchased at $12.09 per share during the second quarter of 2020, and none during the same period in 2019.
●	Subordinated debt of $65.0 million was issued and sold on August 10, 2020 in an underwritten offering, resulting in net proceeds, after underwriting discounts and offering expenses, of approximately $63.3 million.

●	The Bank remains a “well-capitalized” institution for regulatory capital purposes at September 30, 2020.
●	Annualized net interest margin was 3.59% for the current quarter, compared to 4.15% in the preceding quarter and 4.23% in the third quarter a year ago.

Earnings

Net interest income decreased $2.0 million, or 9.3%, to $19.0 million for the third quarter of 2020 from $21.0 million in the preceding quarter and increased $1.2 million, or 7.0%, from $17.8 million in the same quarter a year ago. Average interest earning assets increased $74.2 million, or 3.7%, for the three months ended September 30, 2020 compared to the prior quarter due primarily to PPP lending and increased $433.2 million, or 26.0%, compared to the same period in 2019, largely due to our acquisitions of TIG and GMB. Interest income on loans, including fees, decreased $1.6 million, or 7.0%, during the three months ended September 30, 2020, compared to the prior quarter primarily as a result of a 49 basis point decrease in the average loan yields, partially offset by a $21.0 million increase in the average loan balance. Interest income on loans, including fees, increased $2.6 million, or 14.9%, during the three months ended September 30, 2020, compared to the same period in 2019 primarily as a result of a $513.7 million increase in average balance of loans outstanding, partially offset by a 112 basis point decline in the average loan yield. Interest income on loans included $824,000, $2.0 million and $1.6 million in accretion of the net discount on acquired loans and revenue from purchase credit impaired loans in excess of discounts for the quarters ended September 30, 2020, June 30, 2020, and September 30, 2019, respectively. The net discount on these acquired loans totaled $4.1 million, $4.9 million, and $8.0 million at September 30, 2020, June 30, 2020, and September 30, 2019, respectively. Interest income also included $594,000 in fees earned related to PPP loans in the quarter ended September 30, 2020 compared to $488,000 in previous quarter and none during the same quarter in 2019.

Annualized net interest margin was 3.59% for the third quarter of 2020, compared to 4.15% for the preceding quarter and 4.23% for third quarter of 2019. During the quarter, the low interest rate environment putting downward pressure on adjustable rate instruments combined with the impact of the low loan yields of the PPP loan portfolio, and a significant increase in low yielding interest-bearing deposits, adversely affected net interest margin. The average yield on PPP loans was 2.75%, including the recognition of deferred fees, resulting in a negative impact to the NIM of 14 basis points during the quarter ended September 30, 2020. The average yield on loans including the accretion of the net discount for the third quarter of 2020 and PPP fees was 4.64%, compared to 5.13% for the second quarter of 2020 and 5.76% for the same quarter last year. The accretion of the net discount on acquired loans increased the average yield on loans by 19 basis points, 47 basis points and 51 basis points during the third quarter of 2020, the second quarter of 2020 and third quarter of 2019, respectively. The incremental accretion and the impact on loan yield will change during any period based on the volume of prepayments, but it is expected to decrease over time as the balance of the net discount declines. The average yield on interest earning assets for the three months ended September 30, 2020 was 4.01%, compared to 4.52% for the second quarter of 2020 and 4.86% for the third quarter of 2019. The average cost of funds for the third quarter of 2020 increased to 0.70%, compared to 0.60% for the second quarter of 2020 and declined from 1.05% for the third quarter of 2019. The increase in our cost of funds during the third quarter of 2020 was primarily due to the issuance on August 10, 2020, in an underwritten public offering of $65.0 million of 5.25% Fixed-to-Floating Rate Subordinated Notes due 2030 (“Notes”) resulting in net proceeds, after underwriting discounts and offering expenses, of approximately $63.3 million. The decrease in deposit costs during the current quarter compared to the same quarter in 2019 was primarily the result of decreases in the targeted Fed Funds Rate market interest rates earlier this year and, to a much lesser extent, a higher percentage of noninterest bearing deposits to total deposits. The average balance of noninterest bearing deposits increased $41.0 million, or 6.1%, to $712.4 million for the three months ended September 30, 2020, compared to $671.4 million for the previous quarter and increased $192.1 million, or 36.9%, from $520.3 million for the same period in 2019.

Noninterest income for the third quarter of 2020 increased $526,000, or 40.4%, to $1.8 million compared to $1.3 million in the previous quarter and decreased $286,000, or 13.5%, compared to $2.1 million for the same quarter in 2019. The increase in noninterest income for the current quarter compared to the previous quarter was primarily due to a $497,000 increase in income from our investment in a Small Business Investment Company (“SBIC”) fund. During the quarter ended September 30, 2020, we recorded $188,000 in income on our investment in the SBIC fund compared to a loss of $309,000 in the prior quarter. Third quarter SBIC income represents improving operating results after sustaining COVID-

19 related losses in the second quarter. The decrease in noninterest income for the current quarter compared to the same period in 2019 was primarily due to a $513,000 decrease in gain on sale of loans, as discussed above.

Noninterest expense for the third quarter of 2020 increased $620,000, or 4.6%, to $14.2 million compared to $13.5 million for the previous quarter and increased $2.5 million, or 21.4%, compared to $11.7 million for the same quarter in 2019. Noninterest expense for the third quarter of 2020 increased compared to the previous quarter due primarily to increases of $230,000 in salary and employee benefits, $223,000 in other noninterest expenses, consisting primarily of higher office expenses related to implementing COVID-19 safety measures and a return to normal FDIC assessment expense as all of the Bank’s remaining FDIC small bank credits were utilized in the second quarter 2020, and $192,000 in data processing expenses, partially offset by a decrease of $25,000 in occupancy and equipment expenses. The increase in noninterest expense for the third quarter of 2020 compared to the third quarter of 2019 reflecting increased costs primarily due to the growth in our operations resulting from both our acquisitions and organic growth.

The provision for income taxes decreased $64,000 to $1.1 million for the third quarter of 2020, compared to the second quarter of 2020, and decreased $1.1 million compared to $2.2 million for the third quarter of 2019. The decrease in income tax provision in the third quarter of 2020 compared to the prior quarter was primarily due to a decrease in the effective tax rate and a decrease compared to the same quarter in 2019 due to a decline in taxable income. The effective tax rate for the third quarter of 2020 was 25.9% compared to 27.8% for the second quarter of 2020 and 28.0% for the same quarter a year ago. The effective tax rate was lower in the third quarter of 2020 primarily as a result of a higher proportion of favorable permanent adjustments relative to taxable income.

Loans and Credit Quality

Loans, net of deferred fees, totaled $1.7 billion at September 30, 2020, compared to $1.7 billion at June 30, 2020 and $1.2 billion at September 30, 2019, primarily due to our GMB and TIG acquisitions. New loan originations for the quarter ended September 30, 2020 totaled $60.5 million, compared to $161.3 million during the second quarter of 2020 and $93.5 million during the third quarter of 2019. New loan originations in the third quarter of 2020, were concentrated in California with the majority focused in the Los Angeles, Central Coast and San Francisco Bay areas.

Nonaccrual loans totaled $7.6 million or 0.45% of total loans at September 30, 2020, compared to $8.2 million or 0.48% of total loans at June 30, 2020, and $6.6 million or 0.54% of total loans at September 30, 2019. At September 30, 2020, nonaccrual loans guaranteed by government agencies were $871,000, compared to $1.2 million at June 2020 and $3.0 million at September 30, 2019. There were no accruing loans past due more than 90 days at both September 30, 2020 and June 30, 2020, compared to $264,000 at September 30, 2019. Accruing loans past due between 30 and 89 days at September 30, 2020, were $1.2 million as compared to $1.0 million at June 30, 2020, and $3.4 million at September 30, 2019.

At September 30, 2020, the Company’s allowance for loan losses was $15.8 million, or 0.93% of total loans, compared to $13.5 million, or 0.78% of total loans, at June 30, 2020, and $6.4 million, or 0.52% of loans outstanding, at September 30, 2019. In accordance with acquisition accounting, loans acquired from acquisitions were recorded at their estimated fair value, which resulted in a net discount to the loans contractual amounts. Credit discounts are included in the determination of fair value and as a result, no allowance for loan losses is recorded for acquired loans at the acquisition date. However, the allowance for loan loss includes an estimate for credit deterioration of acquired loans that occurs after the date of acquisition, which is included in the loan loss provision in the period that the deterioration occurred. Although the discount recorded on the acquired loans is not reflected in the allowance for loan losses, or related allowance coverage ratios, we believe it should be considered when comparing the current ratios to similar ratios in periods prior to the recent acquisitions. As of September 30, 2020, acquired loans, net of their discounts, totaled $240.0 million and the remaining net discount on these acquired loans was $4.1 million, compared to $355.1 million of acquired loans and $4.9 million of net discounts at June 30, 2020, and $566.1 million of acquired loans and $8.0 million of net discounts at September 30, 2019. The provision for loan losses recorded in the third quarter of 2020 totaled $2.3 million compared to the prior quarter provision of $4.4 million and $479,000 for the same quarter last year. The provision for loan losses includes a provision related to the migration of acquired loans out of the discounted acquired loan portfolio and gives consideration of probable credit losses due to changes in economic conditions driven by the impact of COVID-19 on the U.S. and global economies.

Net recoveries for the third quarter of 2020 totaled $7,000 compared to net recoveries of $2,000 in the previous quarter and net recoveries of $1,000 during the same quarter in 2019.

Deposits and Borrowings

Deposits totaled $1.9 billion at September 30, 2020, compared to $1.9 billion at June 30, 2020 and $1.5 billion at September 30, 2019. The increase in deposits from the same quarter a year ago was primarily attributable to the deposits acquired in the two acquisitions completed during the fourth quarter of 2019 and the first quarter of 2020, and the disbursement of PPP loan proceeds into new and existing deposit accounts. Noninterest bearing deposits totaled $713.3 million, or 37.4% of total deposits, at September 30, 2020, compared to $703.4 million, or 37.3% of total deposits, at June 30, 2020, and $523.5 million or 34.9% at September 30, 2019.

At September 30, 2020, the Company had outstanding junior subordinated debt, net of market-to-market, totaling $8.3 million related to junior subordinated deferrable interest debentures assumed in connection with our previous acquisitions. On August 6, 2020, the Company issued and sold $65.0 million aggregate principal amount of 5.25% Fixed-to-Floating Rate Subordinated Notes due 2030 (the “Notes”) at a public offering price equal to 100% of the aggregate principal amount of the Notes. The offering of the Notes closed on August 10, 2020. The net proceeds to the Company from the sale of the Notes were approximately $63.3 million, after deducting underwriting discounts and offering expenses. The Company used $6.0 million of the net proceeds of the offering to repay other borrowings with the remainder to be used for general corporate purposes, which may include providing capital to support its growth organically or through strategic acquisitions, repayment or redemption of outstanding indebtedness, the payment of dividends, financing investments and capital expenditures, repurchasing shares of the Company’s common stock and for investments in the Company’s wholly owned subsidiary, United Business Bank, as regulatory capital. The Company has not historically paid dividends.

At September 30, 2020 and June 30, 2020, the Company had other borrowings outstanding totaling $10.0 million and $16.0 million, respectively. The Company had no other borrowings at September 30, 2019.

Shareholders’ Equity

Shareholders’ equity totaled $255.3 million at September 30, 2020, compared to $252.4 million at June 30, 2020, and $240.9 million at September 30, 2019. The increase in shareholders’ equity at September 30, 2020 compared to June 30, 2020 was primarily due to net income of $3.2 million, partially offset by the repurchase of 58,648 shares of common stock at a total cost of $684,000 or $11.66 per share during the third quarter of 2020. At September 30, 2020, 31,984 shares remain available for future purchases under the current stock repurchase plan.

About BayCom Corp

The Company, through its wholly owned operating subsidiary, United Business Bank, offers a full-range of loans, including SBA, FSA and USDA guaranteed loans, and deposit products and services to businesses and its affiliates in California, Washington, New Mexico and Colorado. The Bank also offers business escrow services and facilitates tax-free exchanges through its Bankers Exchange Division. The Bank is an Equal Housing Lender and a member of FDIC. The Company is traded on the NASDAQ under the symbol “BCML”. For more information, go to www.unitedbusinessbank.com.

Forward-Looking Statements

This release, as well as other public or shareholder communications released by the Company, may contain forward-looking statements, including, but not limited to, (i) statements regarding the financial condition, results of operations and business of the Company, (ii) statements about the Company’s plans, objectives, expectations and intentions and other statements that are not historical facts and (iii) other statements identified by the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "intends" or similar expressions that are intended to identify "forward-looking statements", within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not historical facts but instead are based on current beliefs and expectations of the Company’s management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Company’s control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change.

The novel coronavirus disease, or COVID-19, pandemic is adversely affecting us, our customers, counterparties, employees, and third-party service providers, and the ultimate extent of the impacts on our business, financial position, results of operations, liquidity, and prospects is uncertain. Continued deterioration in general business and economic conditions, including further increases in unemployment rates, or turbulence in domestic or global financial markets could adversely affect our revenues and the values of our assets and liabilities, reduce the availability of funding, lead to a tightening of credit, and further increase stock price volatility. In addition, changes to statutes, regulations, or regulatory policies or practices as a result of, or in response to COVID-19, could affect us in substantial and unpredictable ways. Other factors that could cause or contribute to such differences include, but are not limited to: expected revenues, cost savings, synergies and other benefits from our prior acquisitions might not be realized within the expected time frames or at all and costs or difficulties relating to integration matters, including but not limited to customer and employee retention, might be greater than expected; future acquisitions by the Company of other depository institutions or lines of business; legislative and regulatory changes; fluctuations in interest rates; the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses; the Company's ability to access cost-effective funding; fluctuations in real estate values and both residential and commercial real estate market conditions; demand for loans and deposits in the Company's market area; increased competitive pressures; changes in management’s business strategies; and other factors described in the Company’s latest Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission(“SEC”) that are available on our website at www.unitedbusinessbank.com and on the SEC's website at www.sec.gov.

The factors listed above could materially affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

The Company does not undertake - and specifically declines any obligation - to publicly release the result of any revisions, which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. When considering forward-looking statements, you should keep in mind these risks and uncertainties. You should not place undue reliance on any forward-looking statement, which speaks only as of the date made.

BAYCOM CORP

STATEMENTS OF COMPREHENSIVE INCOME (UNAUDITED)

(Dollars in thousands, except per share data)

	Three months ended			Nine months ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2020	2020	2019	2020	2019
Interest income
Loans, including fees	$20,136	$21,756	$17,524	$62,511	$46,194
Investment securities and interest bearing deposits in banks	875	888	2,662	3,400	7,990
FHLB dividends	95	54	141	274	325
FRB dividends	117	114	63	339	186
Total interest and dividend income	21,223	22,812	20,390	66,524	54,695
Interest expense
Deposits	1,562	1,675	2,493	5,564	5,623
Subordinated debt	506	100	140	818	433
Other borrowings	150	87	—	150	—
Total interest expense	2,218	1,862	2,633	6,532	6,056
Net interest income	19,005	20,950	17,757	59,992	48,639
Provision for loan losses	2,293	4,398	479	8,404	1,201
Net interest income after provision for loan losses	16,712	16,552	17,278	51,588	47,438
Noninterest income
Gain on sale of loans	176	212	689	1,030	1,782
Service charges and other fees	648	610	605	1,963	2,000
Loan servicing fees and other fees	608	595	443	1,849	1,367
(Loss) gain on sale of premises	(25)	—	—	(25)	—
Income (loss) on investment in SBIC fund	188	(309)	131	223	600
Other income and fees	233	194	246	668	838
Total noninterest income	1,828	1,302	2,114	5,708	6,774
Noninterest expense
Salaries and employee benefits	8,482	8,252	7,440	25,442	20,600
Occupancy and equipment	1,749	1,774	1,396	5,334	3,570
Data processing	1,642	1,450	1,036	6,716	5,643
Other expense	2,283	2,060	1,792	7,118	6,394
Total noninterest expense	14,156	13,536	11,664	44,610	36,207
Income before provision for income taxes	4,384	4,318	7,728	12,686	18,005
Provision for income taxes	1,135	1,199	2,165	3,500	5,274
Net income	$3,249	$3,119	$5,563	$9,186	$12,731

Net income per common share:
Basic	$0.27	$0.26	$0.46	$0.76	$1.11
Diluted	0.27	0.26	0.46	0.76	1.11

Weighted average shares used to compute net income per common share:
Basic	11,865,058	12,025,098	12,061,616	12,078,407	11,450,108
Diluted	11,865,058	12,025,098	12,061,616	12,078,407	11,450,108

Comprehensive income
Net income	$3,249	$3,119	$5,563	$9,186	$12,731
Other comprehensive income:
Change in net unrealized (loss) gain on available-for-sale securities	(13)	1,164	446	2,288	2,391
Deferred tax benefit (expense)	4	(336)	(128)	(659)	(684)
Other comprehensive (loss) income, net of tax	(9)	828	318	1,629	1,707
Comprehensive income	$3,240	$3,947	$5,881	$10,815	$14,438

BAYCOM CORP

STATEMENTS OF CONDITION (UNAUDITED)

At September 30, June 30, and September 30, 2019

(Dollars in thousands)

	September 30,	June 30,	September 30,
	2020	2020	2019
Assets
Cash and due from banks	$319,835	$203,721	$337,078
Investments	138,005	151,461	113,013
Loans held for sale	12,044	—	5,366
Loans, net of deferred fees	1,694,095	1,724,674	1,231,681
Allowance for loans losses	(15,800)	(13,500)	(6,360)
Premises and equipment, net	15,623	14,512	6,702
Cash surrender value of bank owned life insurance policies, net	20,745	20,576	20,086
Core deposit intangible	8,755	9,208	6,594
Right-of-use assets	13,061	13,754	10,185
Goodwill	38,838	38,838	26,449
Interest receivable and other assets	26,530	26,587	19,916
Total Assets	$2,271,731	$2,189,831	$1,770,710

Liabilities and Shareholders’ Equity
Noninterest bearing deposits	$713,328	$703,430	$523,504
Interest bearing deposits
Transaction accounts and savings	822,979	788,815	558,596
Premium money market	122,040	124,684	94,681
Time deposits	250,299	269,990	321,413
Total deposits	1,908,646	1,886,919	1,498,194
Lease liabilities	13,358	14,130	10,387
Salary continuation plans	3,923	3,828	3,551
Interest payable and other liabilities	8,813	8,264	9,472
Subordinated debt, net	63,340	—	—
Other borrowings	10,000	16,000	—
Junior subordinated deferrable interest debentures, net	8,302	8,282	8,221
Total liabilities	2,016,382	1,937,423	1,529,825

Shareholders’ Equity
Common stock, no par value	174,644	174,943	175,229
Retained earnings	77,825	74,576	64,052
Accumulated other comprehensive income, net of tax	2,880	2,889	1,604
Total shareholders’ equity	255,349	252,408	240,885
Total Liabilities and Shareholders’ Equity	$2,271,731	$2,189,831	$1,770,710

BAYCOM CORP

FINANCIAL HIGHLIGHTS (UNAUDITED)

(Dollars in thousands, except per share data)

	At and for the three months ended			At and for the nine months ended
	September 30,	June 30,	September 30,	September 30,	September 30,
Selected Financial Ratios and Other Data:	2020	2020	2019	2020	2019
Performance Ratios:
Return on average assets (1)	0.58%	0.57%	1.25%	0.57%	1.05%
Return on average equity (1)	5.07%	4.89%	9.32%	4.79%	7.72%
Yield on earning assets (1)	4.01%	4.52%	4.86%	4.03%	4.81%
Rate paid on average interest bearing liabilities	0.70%	0.60%	1.05%	0.72%	0.88%
Interest rate spread - average during the period	3.31%	3.92%	3.81%	3.31%	3.93%
Net interest margin (1)	3.59%	4.15%	4.23%	3.60%	4.28%
Loan to deposit ratio	88.76%	91.40%	82.21%	88.76%	82.21%
Efficiency ratio (2)	67.95%	60.83%	58.70%	67.90%	65.34%
Recoveries/(charge-offs), net	$7	$2	$1	$(4)	$19

Per Share Data:
Shares outstanding at end of period	11,833,115	11,870,164	12,061,616	11,833,115	11,450,108
Average diluted shares outstanding	11,865,058	12,025,098	12,061,616	12,078,407	11,450,108
Diluted earnings per share	$0.27	$0.26	$0.46	$0.76	$1.11
Book value per share	21.58	21.26	19.97	21.58	19.97
Tangible book value per share (3) (8)	17.56	17.22	17.23	17.56	17.23

Asset Quality Data:
Nonperforming assets to total assets (4)	0.35%	0.39%	0.41%
Nonperforming loans to total loans (5)	0.45%	0.47%	0.54%
Allowance for loan losses to nonperforming loans (5)	208.94%	164.17%	96.25%
Allowance for loan losses to total loans	0.93%	0.78%	0.52%
Classified assets (graded substandard and doubtful)	$12,536	$13,165	$9,951
Total accruing loans 30‑89 days past due	1,161	1,033	3,395
Total loans 90 days past due and still accruing	—	—	264
PPP loans to total loans (8)	8.25%	7.53%	—%
Loans with Covid-19 related payment modifications to total loans (8)	4.59%	23.88%	—%

Capital Ratios (6):
Tier 1 leverage ratio - Bank	9.94%	9.92%	11.96%
Common equity tier 1 - Bank	13.41%	12.76%	16.45%
Tier 1 capital ratio - Bank	13.41%	12.76%	16.45%
Total capital ratio - Bank	14.41%	13.60%	16.98%
Equity to total assets at end of period	11.24%	11.53%	13.60%

Loans:
Real estate	$1,363,816	$1,407,467	$1,072,525
Non-real estate	331,401	318,470	161,099
Nonaccrual loans	7,562	8,223	6,608
Mark to fair value at acquisition	(4,109)	(4,914)	(7,973)
Total Loans	1,698,670	1,729,246	1,232,259
Net deferred fees on loans (7)	(4,575)	(4,572)	(578)
Loans, net of deferred fees	$1,694,095	$1,724,674	$1,231,681

Other Data:
Number of full service offices	34	34	25
Number of full-time equivalent employees	312	320	256

(1)	Annualized.
(2)	Total noninterest expense as a percentage of net interest income and total other noninterest income.
(3)	Tangible book value per share using outstanding common shares excludes goodwill and intangible assets. This ratio represents a non-GAAP financial measure. See also non-GAAP financial measures below.
(4)	Nonperforming assets consist of nonaccrual loans, loans 90 days past due and still accruing, and real estate owned.
(5)	Nonperforming loans consist of nonaccrual loans and loans 90 days past due and still accruing.
(6)	Capital ratios are for United Business Bank only.
(7)	Deferred fees include $4.1 million and $4.6 million as of September 30, 2020, June 30, 2020, and none as of September 2019, respectively, in fees related to the PPP loans with an estimated weighted average life of two years and seven months.
(8)	These ratios represent a non-GAAP financial measure.

Non-GAAP Financial Measures:

In addition to results presented in accordance with generally accepted accounting principles utilized in the United States (“GAAP”), this earnings release contains the tangible book value per share, a non-GAAP financial measure. Tangible common shareholders’ equity is calculated by excluding intangible assets from shareholders’ equity. For this financial measure, the Company’s intangible assets are goodwill and core deposit intangibles. Tangible book value per share is calculated by dividing tangible common shareholders’ equity by the number of common shares outstanding at the end of the period. The Company believes that this measure is consistent with the capital treatment by our bank regulatory agencies, which excludes intangible assets from the calculation of risk-based capital ratios and presents this measure to facilitate comparison of the quality and composition of the Company’s capital over time and in comparison to its competitors. Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied, and are not audited. Further, this non-GAAP financial measure of tangible book value per share should not be considered in isolation or as a substitute for book value per share or total shareholders’ equity determined in accordance with GAAP and may not be comparable to a similarly titled measure reported by other companies.

Reconciliation of the GAAP and non-GAAP financial measure is presented below.

	Non-GAAP Measures
	(Dollars in thousands, except per share data)

	September 30,	June 30,	September 30,
	2020	2020	2019
Non-GAAP data:
Total common shareholders’ equity	$255,349	$252,408	$240,885
less: Goodwill and other intangibles	47,593	48,046	33,043
Tangible common shareholders’ equity	$207,756	$204,362	$201,198

Total assets	$2,271,731	$2,189,831	$1,770,710
less: Goodwill and other intangibles	47,593	48,046	33,043
Total tangible assets	$2,224,138	$2,141,785	$1,738,288

Tangible equity to tangible assets	9.34%	9.54%	11.96%	%
Average equity to average assets	11.40%	11.65%	13.43%	%
Tangible book value per share	$17.56	$17.22	$17.23

CONTACT:

BayCom Corp

Keary Colwell, 925-476-1800

kcolwell@ubb-us.com

Source: BayCom Corp